Exhibit 99

Bassett Furniture Industries, Inc.	J. Michael Daniel, Senior Vice
P.O. Box 626	President and Chief Financial
Bassett, VA 24055	Officer
(276) 629-6614 - Investors

Peter D. Morrison, Vice President of
Communications
For Immediate Release	(276) 629-6387 – Media

Bassett Furniture News Release

Bassett Increases Regular Quarterly Dividend

(Bassett, Va.) – October 8, 2020– Bassett Furniture Industries, Inc. (Nasdaq: BSET) announced today that its Board of Directors has declared a regular quarterly dividend of $0.125 per share of common stock, payable on November 27, 2020 to shareholders of record at the close of business on November 13, 2020.

“Our incoming wholesale order rate continued the recent trend in September, exceeding the prior year by 39%,” said Rob Spilman, Chairman and CEO. “In acknowledgement of this sales trend and the corresponding strengthening of our balance sheet, we are pleased to announce that our Board of Directors restored our dividend to its pre-COVID level.”

About Bassett Furniture Industries, Inc.

Bassett Furniture Industries, Inc. (NASDAQ:BSET), is a leading manufacturer and marketer of high quality home furnishings. With 98 company- and licensee-owned stores at the time of this release, Bassett has leveraged its strong brand name in furniture into a network of corporate and licensed stores that focus on providing consumers with a friendly environment for buying furniture and accessories. Bassett’s retail strategy includes stylish, custom-built furniture that features the latest on-trend furniture styles, free in-home design visits, and coordinated decorating accessories. Bassett also has a traditional wholesale business with more than 700 accounts on the open market, across the United States and internationally and a logistics business specializing in home furnishings. For more information, visit the Company’s website at bassettfurniture.com. (BSET-E)

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